Exhibit 23.2 – Consent of Goldman Accounting Services, CPA, PLLC

Oroplata Resources, Inc.
#3 – 7 San Marcos
Puerto Plata, Dominican Republic

We hereby consent to the use in this Prospectus constituting a part of this Registration Statement on Form S-1 our audit report dated May 21, 2013 relating to the financial statements of Oroplata Resources, Inc. which is contained in this Form S-1. We also consent to the reference to us under the caption Experts in this Registration Statement. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Goldman Accounting Services CPA, PLLC

Goldman Accounting Services CPA, PLLC
Suffern, New York
May 22, 2013